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                                                                     Exhibit 5.1

March 17, 2000

Lennar Corporation
700 N.W. 107th Avenue
Miami, Florida 33172

Dear Sirs:

We have acted as counsel to Lennar Corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, in a registration statement on Form S-4 (the "Registration Statement") of up to 16,825,509 shares (the "Shares") of common stock, par value $.10 per share, of the Company to be issued in connection with a merger (the "Merger") of U.S. Home Corporation with a wholly owned subsidiary of the Company. In that capacity, we are familiar with the proceedings, corporate and other, relating to the authorization of the issuance of the Shares.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that when the Shares are issued in connection with the Merger as described in the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the Proxy Statement/Prospectus which is a part of the Registration Statement.

Very truly yours,

Clifford Chance Rogers & Wells LLP